UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of Earliest Event Reported):
                                 April 13, 2006


                      BRITTON & KOONTZ CAPITAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


         Mississippi                  0-22606                    64-0665423
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)


                   500 Main Street, Natchez, Mississippi 39120
               (Address of Principal Executive Offices) (Zip Code)


                                 (601) 445-5576
               Registrant's Telephone Number, Including Area Code:


Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

         On April 13, 2006, Britton & Koontz Capital Corporation (the "Company") issued a press release reporting the earnings of the Company for the three months ended March 31, 2006. A copy of this press release and accompanying financial highlights are furnished as Exhibit 99.1 to this Form 8-K.


Item 9.01   Financial Statements and Exhibits.


            (c) Exhibits.

                  99.1 Press Release and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated April 13, 2006.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                            BRITTON & KOONTZ CAPITAL CORPORATION




April 13, 2006                              /s/ W. Page Ogden
                                            ------------------------------------
                                            W. Page Ogden
                                            Chairman and Chief Executive Officer

                                 Exhibits Index


Exhibit
Number            Item

 99.1 Press Release and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated April 13, 2006.

                                  EXHIBIT 99.1

                                                                   EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street                    601-445-5576
P O Box 1407                       601-445-2481  Fax
Natchez, MS  39121                 corporate@bkbank.com


FOR IMMEDIATE RELEASE:              FOR MORE INFORMATION:
---------------------               ---------------------
April 13, 2006                      W. Page Ogden, President & CEO
(NASDAQ - BKBK)                     William M. Salters, CFO


          BRITTON & KOONTZ CAPITAL REPORTS FIRST QUARTER 2006 EARNINGS


         Natchez,  Mississippi  - The  Board of  Directors  of  Britton & Koontz
Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2006, of $925 thousand and $.44 per diluted share, respectively, a 4.8% increase over net income and earnings per share of $891 thousand and $.42 per diluted share, respectively, for the quarter ended March 31, 2005. Excluding a first quarter 2005 one-time adjustment associated with the reversal of a previously established deferred tax asset on the Company's Bank Owned Life Insurance, which reduced tax expense by approximately $125 thousand, the percentage increase in net income and earnings per share for the first quarter of 2006 compared to the first quarter of 2005 would have been approximately 21%. Return on average assets and average equity for the quarter ended March 31, 2006, was .97% and 11.73% compared to .93% and 11.43% at March 31, 2005.

         Net interest income increased $61 thousand to $3.4 million for the first quarter of 2006 compared to the first quarter of 2005. Tracking the rise in short-term interest rates throughout this period, both loans and deposits repriced. Asset yields moved up 70 basis points from 5.65% to 6.35% in the first quarter comparative periods. Funding costs increased 77 basis points from 2.38% to 3.15% in such period. Average loans increased 6% from the respective first quarter of 2005 to 2006, while average demand deposits increased 26% during this same period. Growth in loans and demand deposits helped offset interest rate compression caused by the flattening of the yield curve. Furthermore, deposit increases and cash flows from investment securities helped reduce Federal Home Loan Bank borrowing, which declined from $105 million at March 31, 2005, to $71 million at March 31, 2006. The Company's net interest margin improved from 3.64% at the end of March 31, 2005, to 3.75% at the end of the first quarter of 2006.

         Non-interest income increased slightly to $611 thousand for the first quarter of 2006 compared to $606 thousand for the first quarter of 2005. Non-interest expense decreased 5.4%, or $153 thousand, to $2.7 million at March 31, 2006, compared to $2.8 million at March 31, 2005, primarily due to a decrease in expenses for salaries and benefits. From March 31, 2005, to March 31, 2006, full-time equivalents decreased from 125 to 107. Most of the decrease occurred in the fourth quarter of 2005 when the Company offered a voluntary separation package to employees with specified years of service. The Company believes the lower staffing levels have not materially affected, and will not materially affect in the future, its daily operations. These lower staffing levels allow the Company to bring its operating expenses in line with banks of its size and move to a more competitive position in all its markets.

         Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. The Company also owns Britton & Koontz Title Insurance Agency, Inc. which was established to issue title insurance on properties in the State of Mississippi. As of March 31, 2006, the Company reported assets of $382.8 million and equity of $31.6 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at March 31, 2006, were 2,117,086.

Forward Looking Statements

         This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.



                                       ###


                     Britton and Koontz Capital Corporation
                              Financial Highlights
                                   (Unaudited)


                                                                For the Three Months
                                                                   Ended March 31,
                                                        ----------------------------------
                                                            2006                  2005
                                                        -----------            -----------
Interest income                                         $ 5,716,672            $ 5,153,622
Interest expense                                         (2,336,739)            (1,835,058)
                                                        -----------            -----------
Net interest income                                       3,379,933              3,318,564
Provision for loan losses                                   (60,000)               (90,000)
                                                        -----------            -----------
Net interest income after
 provision for loan losses                                3,319,933              3,228,564
Non-interest income                                         611,383                605,637
Non-interest expense                                     (2,689,299)            (2,842,310)
                                                        -----------            -----------
Income before income taxes                                1,242,017                991,891
Income taxes                                               (316,625)              (100,478)
                                                        -----------            -----------
Net income                                              $   925,392            $   891,413
                                                        ===========            ===========

Diluted:

Net income per share                                    $      0.44            $      0.42
Weighted average shares outstanding                       2,124,283              2,120,750





                                                           March 31,            December 31,           March 31,
                                                             2006                  2005                  2005
                                                          ---------             -----------           ----------
                                                               (dollars in thousands, except per share data)

Total assets                                              $ 382,818              $ 389,260             $387,459
Cash and due from banks                                      17,897                  9,825                7,272
Investment securities                                       117,409                121,783              137,578
Gross loans                                                 234,509                245,083              230,272
Deposits-interest bearing                                   212,368                205,911              191,544
Deposits-non interest bearing                                51,202                 51,466               41,160
Total deposits                                              263,570                257,377              232,704
Short-term borrowed funds                                    33,299                 44,343               42,577
Long-term borrowed funds                                     46,089                 47,886               73,650
Trust preferred securities                                    5,155                  5,155                5,155
Stockholders' equity                                         31,575                 31,260               31,037
Book value (per share)                                    $   14.91              $   14.77            $   14.67
Total shares outstanding                                  2,117,086              2,116,316            2,116,316
